EXHIBIT K2

FORM OF SUB ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of                     , 2004 separately by and between AIG Global Investment Corporation, a New Jersey corporation (“AIGGIC”), and PFPC Inc., a Massachusetts corporation (“PFPC”).

W I T N E S S E T H:

WHEREAS, AIG Strategic Hedge Fund of Funds, a Delaware statutory trust (“Fund”), is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, AIGGIC wishes to retain PFPC to provide sub administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As Used in this Agreement:

(a)	“1940 Act” means the Investment Company Act of 1940, as amended.

(b)	“Adviser” means AIGGIC, in its capacity as the Fund’s investment adviser.

(c)	“Authorized Person” means any officer of AIGGIC, the Fund and any other person duly authorized by the Fund’s Board of Trustees (“Board” or “Trustees”) to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by the party which is authorizing the Authorized Person.

(d)	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

(e)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may rely upon instructions it receives from an Authorized Person via electronic mail as Oral and Written Instructions.

(f)	“Organizational Document” means the Fund’s Declaration of Trust, By-laws, private offering memorandum, or any other document constituting the Fund.

(g)	“SEC” means the U.S. Securities and Exchange Commission.

(h)	“Securities Laws” means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the 1940 Act; the Advisers Act; and the Commodities Exchange Act, as amended.

(i)	“Shares” means the shares of beneficial interest of the Fund.

(j)

“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, electronic mail, tested telegram, cable, telex or facsimile sending device; provided, however, that if delivered by electronic mail, it must be sent to at least two of the parties listed on the Authorized E-mail Recipient List, which PFPC will make available to AIGGIC and Authorized Persons.

2.	Appointment. AIGGIC hereby appoints PFPC to provide sub-administration, accounting and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.	Delivery of Documents. AIGGIC has provided or, where applicable, will provide PFPC with the following:

(a)	certified or authenticated copies of the resolutions of the Fund’s Board of Trustees approving the appointment of the Administrator to provide services and approving this Agreement;

(b)	a copy of the Fund’s registration statement;

(c)	a copy of the Fund’s investment management agreement;

(d)	a copy of any distribution agreement with respect to the Fund;

(e)	a copy of each additional agreement relating to the provision of administrative, accounting or investor services to the Fund;

(f)	copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4.	Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein or in a separate agreement, PFPC assumes no responsibility for such compliance by AIGGIC or the Fund.

5.	Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed in good faith by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board Trustees or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary or unless PFPC has actual knowledge to the contrary.

(c)	AIGGIC agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions so long as it acts in good faith unless PFPC has actual knowledge to the contrary.

6.	Right to Receive Advice.

(a)	Advice of AIGGIC and/or the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from any Authorized Person.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for AIGGIC, the Fund or PFPC, at the option of PFPC); provided, however, that such counsel and any related expense must be approved in advance by AIGGIC or the Fund.

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from any Authorized Person and the advice PFPC receives from counsel, if it involves an issue of compliance with law or legal requirements, PFPC may rely upon and follow the reasonable advice of counsel only after it has discussed the matter with AIGGIC, the Fund and the Fund’s counsel and the conflict is not resolved.

(d)	Protection of PFPC. Subject to the second sentence of Section 14(a) and except as otherwise specifically provided herein or in a separate agreement between PFPC and AIGGIC, PFPC shall be indemnified by AIGGIC without liability for any action PFPC takes or does not take in good faith and reliance upon directions or reasonable advice or Oral Instructions or Written Instructions PFPC receives from any Authorized Person and which PFPC reasonably believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

7.	Records; Visits.

(a)

In compliance with the requirements of Rule 31a-3 under the 1940 Act, PFPC agrees that the books and records pertaining to the Fund which are in the possession or under the control of PFPC shall be the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. Such books and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable Securities Laws, rules and regulations. AIGGIC, the Fund, Authorized Persons, and the staff of any regulatory agency having authority over the Fund shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of AIGGIC, copies of any such books and records shall be provided by PFPC to AIGGIC, the Fund or to any Authorized Person, at AIGGIC’s expense. All such books and records may be maintained in the form of electronic or optical media and may be stored on any digital, optical or electronic storage device.

(b)	PFPC shall keep the following records:

(i)	all books and records with respect to the Fund’s books of account;

(ii)	records of the Fund’s securities transactions;

(iii)	list of investors with respect to the Fund, and other records typically maintained by the transfer agent for a registered investment company;

(iv)	investor documentation and records with respect to the Fund; and

(v)	all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 under the 1940 Act in connection with the services provided hereunder.

Subject to applicable provisions of the 1940 Act and Advisers Act, regarding the location of Fund records (and/or the appropriate disclosure thereof), PFPC may house these records in a third-party storage facility and notwithstanding the use of such facility, shall remain responsible for all such records as provided in this Agreement. In addition, to the extent required by, and in the manner prescribed by and in accordance with, the 1940 Act, the books and records of PFPC pertaining to its actions under this Agreement and reports by PFPC or its independent accountants concerning its accounting system, procedures for safeguarding securities, and internal accounting controls will be open to inspection and audit at reasonable times by officers, employees, or agents of AIGGIC, the Fund or auditors employed by AIGGIC or the Fund and will be preserved by PFPC.

8.	Confidentiality.

(a)

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of AIGGIC, the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (vii) has been or is independently developed or obtained by the receiving party.

(b)	PFPC agrees to keep confidential all records of AIGGIC or the Fund and information relating to any of AIGGIC, the Fund or its shareholders, unless the release of such records or information is otherwise consented to, in writing, by AIGGIC or the Fund. AIGGIC agrees that such consent shall not be unreasonably withheld and may not be withheld when PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

Notwithstanding any provision herein to the contrary, each party agrees that any Nonpublic Personal Information as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach Bliley Act (“Act”), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

9.	Property of the Fund. Information or material including client data owned by the Fund shall remain the property of the Fund. In the event of termination of this Agreement, information belonging to the Fund, including client data owned by the Fund shall be returned by PFPC, as directed by AIGGIC or the Fund. This information shall be in a form that can reasonably be accessed by the Fund; however, nothing herein shall require PFPC to disclose any of its intellectual property to AIGGIC or the Fund or to any other service provider or third party.

10.	Liaison with Accountants. PFPC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, other audit-related schedules and any other reports or information required by such accountants with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available in a timely fashion to such accountants for the expression of their opinion, as required by the Fund or AIGGIC.

11.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights developed by and utilized by PFPC in connection with the services provided by PFPC under this Agreement. PFPC shall have no right, title or interest in any of the foregoing (including, without limitation, any databases) or in any information developed, owned or used by the Fund, AIGGIC or its affiliates or furnished to PFPC by the Fund, AIGGIC or its affiliates and all such rights, property and information shall remain vested in the Fund, AIGGIC and its affiliates. No rights or licenses to any of the foregoing rights, property or information are implied or granted under this Agreement.

12.

Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate third parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. AIGGIC shall have the right to review any such agreement or arrangement. [PFPC and AIGGIC may enter into a separate agreement that specifies PFPC’s responsibilities, service levels and terms of disaster recovery or emergency situations.] In the event of equipment failures, PFPC shall, at no additional expense to AIGGIC or the Fund, make reasonable best efforts to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own or a third party’s willful misfeasance, bad faith, gross negligence or PFPC’s reckless disregard of its duties or obligations under this Agreement.

13.	Compensation. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, AIGGIC will pay to PFPC a fee or fees as may be agreed to in writing by AIGGIC and PFPC.

14.	Indemnification.

(a)	AIGGIC agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(b)	PFPC agrees to indemnify and hold harmless AIGGIC and the Fund from all taxes, charges, expenses, assessments, claims and liabilities arising from PFPC’s obligations pursuant to this Agreement (including without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements arising directly or indirectly out of PFPC’s or its nominees’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(c)	In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(d)	The provisions of this Section 14 shall survive termination of this Agreement.

15.	Responsibility of PFPC.

(a)

PFPC shall be under no duty hereunder to take any action on behalf of AIGGIC or the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and AIGGIC in writing. PFPC shall be obligated to exercise due care and diligence in the performance of its duties hereunder and to act in good faith and use its best efforts in performing all services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, willful misconduct, bad faith, negligence or reckless disregard of such duties.

(b)	Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature or non performance of a third party caused by any of the foregoing; provided that PFPC has acted in accordance with the standard of care set forth above and has used reasonable efforts to minimize the impact of any of the foregoing on its ability to fully perform its obligations hereunder; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which conforms to the applicable requirements of this Agreement and which PFPC reasonably believes in good faith to be genuine.

(c)	No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(d)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(e)	The provisions of this Section 15 shall survive termination of this Agreement.

16.	Description of Accounting Services on a Continuous Basis.

Subject to the oversight of AIGGIC, PFPC will provide the following accounting services with respect to the Fund:

(a)	Journalize investment, capital share and income and expense activities;

(b)	Verify investment buy/sell trade tickets when received from the Adviser and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(c)	Maintain individual ledgers for investment securities, including valuation reports to monitor estimated and final valuations;

(d)	Maintain historical transaction activity for each underlying investment fund;

(e)	Record and reconcile underlying investment fund capital changes with the Adviser;

(f)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(g)	Update cash availability periodically as required by the Adviser;

(h)	Post to and prepare, by such date and time as mutually agreed upon by the parties, the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(i)	Calculate various contractual expenses (including, but without limitation, advisory, incentive and custody fees), as applicable, in accordance with the Fund’s private placement memorandum and agreements with Fund service providers;

(j)	Monitor expense accruals and notify AIGGIC of any proposed adjustments;

(k)	Control all disbursements and authorize such disbursements, in each case, upon Written Instructions;

(l)	Calculate capital gains and losses;

(m)	Determine net income;

(n)	Obtain monthly valuations from the underlying investment funds; calculate the market value, if available, of the Fund’s investments in accordance with the Fund’s private placement memorandum and the Fund’s valuation procedures (“Valuation Procedures”); and perform such other valuation activities as are agreed upon by the parties;

(o)	Transmit or mail, periodically but no less frequently than monthly, a copy of the Fund’s portfolio valuation to the Adviser;

(p)	Compute net asset value;

(q)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(r)	Determine any foreign exchange gains and losses; and

(s)	Furnish such additional information as may be requested by the Fund or the Adviser; however, the Fund or the Adviser may have to bear such additional costs related thereto.

17.	Description of Sub-administration Services on a Continuous Basis.

Subject to the oversight of AIGGIC, PFPC will provide the following administration services with respect to the Fund:

(a)	Prepare quarterly broker security transactions summaries;

(b)	Prepare monthly security transaction listings;

(c)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(d)	Prepare for execution and file the Fund’s Federal and state tax returns;

(e)	Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(f)	Prepare and file with the SEC the Fund’s annual and semi-annual reports on Form N-SAR and Form N-CSR, and semi-annual reports on Form N-Q;

(g)	Assist in completing applications for the Fund’s fidelity bond and directors’ and officers’/errors and omissions insurance policies, and file the Fund’s fidelity bond with the SEC in accordance with the requirements of Rule 17g-1 under the 1940 Act;

(h)	Monitor the Fund’s assets to ensure adequate fidelity bond coverage is maintained;

(i)	Draft agendas, notices, and resolutions for meetings of the Fund’s Board of Trustees or shareholders and draft written consents of the Fund’s Board of Trustees;

(j)	Attend quarterly Board meetings and draft minutes thereof;

(k)	Assist in the preparation of proxy materials relating to shareholder meetings;

(l)	Assist the Fund in the handling of SEC examinations;

(m)	Maintain the Fund’s files;

(n)	Assist in preparing SEC filings and other documentation required for tender offers;

(o)	Provide performance measurement and analysis, including furnishing performance data, statistical data and research data to the Fund;

(p)	Assist in the preparation and printing of all documents, private placement memoranda and reports and other materials sent to shareholders;

(q)	Assist in the Fund’s financial reporting and assist the Fund’s auditors in the preparation of financial statements;

(r)	At the request of the Fund, assist in the development and monitoring of compliance procedures for the Fund concerning, among other matters, adherence of the Fund to its investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

(s)	Prepare and file Form D notices with the SEC and monitoring state exemption filings and notices with various states and other jurisdictions made by other agents of the Fund; and

(t)	Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between AIGGIC and PFPC.

18.	Description of Investor Services on a Continuous Basis.

Subject to the oversight of AIGGIC, PFPC will provide the following investor services with respect to the Fund:

(a)	Maintain the register of shareholders, enter on such register all issues, transfers and repurchases of Shares, and generally perform any other actions related to the issuance, repurchase and transfer of Shares as may be requested by the Adviser;

(b)	Review and accept subscriptions for Shares (and payment therefor);

(c)	Arrange for the calculation of the issuance and repurchase prices of Shares in accordance with the Fund’s Declaration of Trust and private placement memorandum;

(d)	Generally perform any other actions related to the issuance, repurchase and transfer of Shares as may be requested by AIGGIC;

(e)	Prepare and mail annually to each shareholder a Form 1099-Div in accordance with applicable tax regulations; and

(f)	Mail Fund offering materials to prospective investors in accordance with instructions from an Authorized Person.

19.	Duration and Termination. This Agreement may be terminated at any time without payment of any penalty, upon ninety (90) days’ written notice by AIGGIC or PFPC. In the event AIGGIC gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses properly incurred by PFPC pursuant to the terms herein with respect to the Fund, will be borne by the Fund. If PFPC gives notice of termination, AIGGIC will be reimbursed for reasonable out of pocket costs related directly to deconversion. With respect to PFPC, this Agreement may be terminated by AIGGIC with thirty (30) days’ prior written notice to PFPC in the event of a material default by PFPC of any duties provided herein, provided that PFPC was given written notice of the default and failed to cure such default within thirty days of such written notice. In the event this Agreement is terminated, each party will immediately return to the other all papers, materials, data or other property held by each for the purpose of performing the services hereunder. Each party shall cooperate with and assist the other parties in the orderly termination of services under this Agreement.

20.	Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. For purposes of this section only, electronic mail shall not be deemed written notice. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, DE 19809, [Attn: , facsimile: ;] or (b) if AIGGIC, at 70 Pine Street, 28th Floor, New York, New York 10270, Attn: Rosalie Buenaventura; or (c) if to none of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

21.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22.	Delegation; Assignment. PFPC may delegate its duties hereunder to any majority owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives AIGGIC 30 days’ prior written notice of such delegation and such delegation is approved in writing by AIGGIC, such consent not to be unreasonably withheld or delayed. AIGGIC may assign this Agreement if such assignment is approved by PFPC, such consent not to be unreasonably withheld or delayed.

23.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25.	Miscellaneous.

(a)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(b)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)	The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

(f)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	Compliance Program Representations, Warranties and Obligations: PFPC represents and warrants that:

(i)	with respect to those activities that it performs for or on behalf of the Fund, it has adopted policies and procedures reasonably designed to prevent the Fund from violating the “Federal Securities Laws”, as such term is defined in Rule 38a-1 under the 1940 Act;

(ii)	no less frequently than annually, it shall review, and provide all reasonable and necessary reports and assistance requested by AIGGIC and the Fund, regarding:

(1)	the adequacy of its policies and procedures; and

(2)	the effectiveness of their implementation;

(iii)	it shall promptly notify AIGGIC and the Fund regarding:

(1)	any material changes made to its policies and procedures since the date of the last report delivered pursuant to paragraph (i)(ii) of this Section 25;

(2)	any material changes to the policies and procedures recommended as a result of the annual review conducted pursuant to paragraph (i)(ii) of this section; and

(3)	each “Material Compliance Matter”, as such term is defined in Rule 38a-1 under the 1940 Act

(i)	Notice of Limited Liability. PFPC acknowledges that it has received notice of and accepts the limitations of the Fund’s liability as set forth in the Fund’s Organizational Documents. PFPC agrees that the Fund’s obligations under this Agreement shall be limited to the Fund and its assets, and that PFPC shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Trustee, officer, employee or agent of the Fund.

IN WITNESS WHEREOF, each of the respective parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Title:

AIG GLOBAL INVESTMENT CORP.

By:

Title: